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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                            ADHEREX TECHNOLOGIES INC.
          -------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
          -------------------------------------------------------------
                         (Title of Class of Securities)

                                   00686R 10 1
          -------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2005
          -------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the following box to designate the rule pursuant to which this Schedule is filed:

           Rule 13d-1(b)
           Rule 13d-1(c)
         x Rule 13d-1(d)

*The remainder of this cover page shall be filled our for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))

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CUSIP NO. 00686R 10 1                       13G

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         GlaxoSmithKline plc

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

         (a)  [  ]
         (b)  [  ]

3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION
         England and Wales

                                    5       SOLE VOTING POWER
  NUMBER OF                                 2,785,714
   SHARES
BENEFICIALLY                        6       SHARED VOTING POWER
  OWNED BY                                  -0-
    EACH
 REPORTING                          7       SOLE DISPOSITIVE POWER
   PERSON                                   2,785,714
    WITH
                                    8       SHARED DISPOSITIVE POWER
                                            -0-

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,785,714 (1)

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         [  ]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         7.5%

12       TYPE OF REPORTING PERSON*
         CO

(1) Includes 642,857 shares of common stock issuable pursuant to warrants that are exercisable within 60 days of December 31, 2005.


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                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 00686R 10 1                       13G


Item 1.           (a).     Name of Issuer:

                           Adherex Technologies Inc.

                  (b).     Address of Issuer's Principal Executive Offices:

                           2300 Englert Drive, Suite G
                           Durham, NC 27713

Item 2.           (a).     Names of Person Filing:

                           GlaxoSmithKline plc

                  (b).     Address of Principal Business Office:

                           980 Great West Road
                           Brentford
                           Middlesex
                           TW8 9GS ENGLAND

                  (c).     Citizenship:

                           England and Wales

                  (d).     Title of Class of Securities:

                           Common stock.

                  (e).     CUSIP Number:

                           00686R 10 1

Item 3.                    Not Applicable.

Item 4.                    Ownership.

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                  The information in items 1 and 5 through 11 on the cover pages
                  (page 2) on Schedule 13G is hereby incorporated by reference.


Item 5.           Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person:

                  Shares held by Glaxo Group Limited, a wholly-owned subsidiary of Reporting Person.


Item 7. Identification and Classification of Subsidiaries Which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                  Not applicable.


Item 8.           Identification and Classification of Members of the Group:

                  Not applicable.


Item 9.           Notice of Dissolution of Group:

                  Not applicable


Item 10.          Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

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                  Signature:

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      GLAXOSMITHKLINE PLC


                                      By:         /s/
                                        -------------------------------
                                               Victoria A. Llewellyn
                                               Deputy Secretary

Dated: February 10, 2006